GABELLI INVESTOR FUNDS, INC.

                             ARTICLES SUPPLEMENTARY

GABELLI INVESTOR FUNDS, INC., a Maryland corporation (the "Corporation"), registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), certifies that:

         FIRST: Immediately prior to the effectiveness of these Articles Supplementary of the Corporation, the Corporation had authority to issue one billion (1,000,000,000) shares of Common Stock of the par value of $0.001 par share and of the aggregate par value of one million dollars ($1,000,000), classified as follows:

               PREVIOUS CLASSIFICATION OF COMMON STOCK
               ---------------------------------------
    NAME OF PORTFOLIO         CLASS DESIGNATION      NUMBER OF SHARES CLASSIFIED
    -----------------         -----------------      --------------------------
   The Gabelli ABC Fund       Class AAA Shares              1,000,000,000

         SECOND: In accordance with procedures established in the Charter of the Corporation (the "Charter") and pursuant to Section 2-208 of the Maryland General Corporation Law, by action of the Board of Directors of the Corporation, five hundred million (500,000,000) authorized but unissued Class AAA Shares of Common Stock of the Gabelli ABC Fund Portfolio are reclassified as Advisor Class Shares of Common Stock of the Gabelli ABC Fund Portfolio. The resulting classification of all the one billion (1,000,000,000) shares of authorized Common Stock of the Corporation is as follows:

      NAME OF PORTFOLIO              CLASS DESIGNATION         NUMBER OF SHARES
      -----------------              -----------------         ----------------
    The Gabelli ABC Fund              Class AAA Shares           500,000,000

    The Gabelli ABC Fund            Advisor Class Shares         500,000,000

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         THIRD: The shares of the Corporation  reclassified  pursuant to Article
Second of these Articles Supplementary have been reclassified by the Board of Directors under the authority contained in the Charter.

         FOURTH: The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each share of each class of the Corporation shall be subject to all provisions of the Charter and to the following:

         (a) The following definitions shall apply:

                  (i) "Class" shall mean one of the separate classes of Shares of the Corporation referred to in the Charter as supplemented by these Articles Supplementary.

                  (ii)  "Class  AAA  Shares"   shall  mean  the  shares  of  the
                  Corporation designated as such in the Charter as supplemented by these Articles Supplementary.

                  (iii)  "Advisor  Class  Shares"  shall  mean the Shares of the
                  Corporation    designated   as   such   by   these    Articles
                  Supplementary.

                  (iv) "Rule 18f-3 Plan" shall mean the plan approved by the Directors and as amended from time to time, in accordance with Rule18f-3 under 1940 Act, pursuant to which the Corporation may issue multiple classes of shares with varying front-end sales charges, contingent deferred sales charges, distribution fees and service fees.

         (b) In accordance with Article V(2)(a) of the Charter:

                  (i) The assets attributable to each Class of Shares and the liabilities attributable to each Class of Shares shall be based upon the allocations required by the Rule 18f-3 Plan.

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                  (ii) All dividends and  distributions  on each Class of Shares shall be distributed pro rata to the holders of Shares of that Class in proportion to the number of Shares of that Class held by such holders at the date and time of record established for the payment of such dividends or distributions and such dividends and distributions need not be pro rata with respect to dividends and distributions paid to Shares of any other Class. Dividends and distributions shall be paid with respect to Shares of a given Class only out of lawfully available assets attributable to such Class.

                  (iii) Shareholders of a particular Class of the Corporation shall not be entitled to vote on any matter that affects only one or more other Classes and shall be the only shareholders entitled to vote on matters submitted to shareholders affecting the Distribution Fees or Service Fees relative to the Class or other matters affecting only the Class.

                  (iv) Shareholders shall have separate voting rights on any matter submitted to shareholders in which the interest of one Class differs from the interests of any other Class.

         (c) The method of determining the purchase price and the price, terms and manner of redemption of each Class of Shares shall be established by the Directors in accordance with the provisions of the Charter, as supplemented by these Articles Supplementary, and the Rule 18f-3 Plan and shall be set forth in the Prospectus of the Corporation with respect to each Class of Shares, as amended from time to time, under the Securities Act of 1933, as amended.

         FIFTH: These Articles Supplementary were approved by a majority of the Corporation's Board of Directors in accordance with the Maryland General Corporation Law and the Charter and By-Laws of the Corporation.

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         SIXTH: These Articles Supplementary do not increase the total number of authorized shares of capital stock of the Corporation or the aggregate par value thereof.

         SEVENTH: These Articles Supplementary shall become effective at 9:01 a.m. on April 30, 2007.

         IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed, and witnessed, in its name and on its behalf by its undersigned officers who acknowledge that these Articles Supplementary are the act of the Corporation; that to the best of their knowledge, information, and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects; and that this statement is made under the penalties of perjury.

Date:  February 21, 2007                    GABELLI INVESTOR FUNDS, INC.


                                            By:  ___________________________
                                            Name:    Bruce N. Alpert
                                            Title:      President

WITNESS:

By: ___________________________
Name:   David James
Title:     Assistant Secretary

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